EXHIBIT 10.1

CONFIDENTIAL

ArthroCare Corporation

And

Smith & Nephew, Inc.

Pricing and Delivery Amendment 16 June 2008

1.	The Distribution Agreement between ArthroCare Corporation, and ArthroCare Corporation Cayman Islands (“ARTC”) and Smith & Nephew, Inc. (“S&N”) dated September 2, 2005 (the “Agreement”) It amended as follows. Except as expressly stated in this Pricing and Delivery Amendment 16 June 2008 (“Amendment”), all other terms of the Agreement shall remain in force. This Amendment is effective 16 June 2008 (“Effective Date”).

2.	ARTC may ship to S&N up to 50% of S&N’s current forecast for ARTC Manufactured Products (those products now scheduled for delivery between July 1, 2008 to March 31, 2009) in advance of the originally anticipated delivery dates at times of ARTC’s choosing. S&N shall accept those shipments (subject to inspection and other terms of the Agreement) in advance of the originally anticipated delivery dates. ARTC may not under supply S&N’s forecasted amounts. All other terms of the Agreement shall remain in force and apply to all shipments and payments shall be due as if the shipments were not accelerated. Early shipment and early acceptance shall not operate to penalize any party under the Agreement. For the first sixty (60) days of this Amendment, ARTC shall not ship early more than $1.2 million dollars worth of ARTC Manufactured Products.

3.	ARTC shall give S&N at least [*] weeks advance written notice of any shipments of ARTC Manufactured Products. The notice shall include shipment quantities and delivery date.

4.	Reference Prices charged by ARTC to S&N for ARTC Manufactured Products as of and after the Effective Date of this Amendment shall be reduced by [*] percent ( [*] %) for products shipped early under Section 1 of this Amendment and [*] percent ([*] %) for all other ARTC Manufactured Products.

5.	For 2008 and the remainder of the term of the Agreement (including renewals), all performance-based price increases set forth in Exhibit S-D shall be [*] at [*] percent ([*] %). The parties agree to cooperate to reduce manufacturing costs. ARTC shall promptly notify S&N of any manufacturing cost reductions and the Transfer Price for ARTC Manufactured Products such reductions shall be reduced thereafter such that the cost reductions are [*] by S&N and ARTC.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	The Agreement, the License Agreement and this Amendment shall be binding on S&N and ARTC, including their respective successors and assigns.

7.	This Amendment may be cancelled by either party on written notice at any time within [*] days after the Effective Date of the Amendment, as set forth herein.

For Smith & Nephew, Inc.

/s/ Michael G. Frazzette
Name	Michael G. Frazzette
Title	President

For ArthroCare Corporation		For ArthroCare Corporation Cayman Islands

/s/ Michael A. Baker		/s/ Michael A. Baker
Name	Michael A. Baker	Name	Michael A. Baker
Title	President & CEO	Title	President & CEO

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.